CUSIP No. 398501 106

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Griid Infrastructure Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 8th day of January, 2024.

GRIID HOLDINGS INC.

By:	/s/ James D. Kelly
Name: James D. Kelly
Title: Sole Member

/s/ James D. Kelly
James D. Kelly

7